Exhibit 4.7

First Amendment to Securities Purchase Agreement

This First Amendment (this “Amendment”), dated as of November 19, 2021 to the Securities Purchase Agreement, dated as of December 16, 2019 (as amended, restated, supplemented or modified, the “Agreement”), is entered into among KLDiscovery Inc. (f/k/s Pivotal Acquisition Corp.), a Delaware corporation (the “Company”), and the Purchasers identified on the signature pages hereto. Capitalized terms used and not defined in this Amendment shall have the meanings assigned to such terms in the Agreement.

WHEREAS, Section 4.6(a) of the Agreement requires the Company to call and hold a meeting of its stockholders to vote on the Stockholder Proposal to approve the issuance of shares of Common Stock in connection with the conversion of the Debentures into shares of Common Stock and the right of each Purchaser to purchase shares of Common Stock pursuant to Section 4.3 of the Agreement (the “Stockholder Approval Requirement”);

WHEREAS, the Stockholder Approval Requirement is based on certain stock exchange rules that require an issuer whose securities are listed on such exchange to obtain stockholder approval of certain issuances of the listed issuer’s securities;

WHEREAS, the Common Stock of the Company is no longer listed on a stock exchange with such rules;

WHEREAS, subject to Section 5.5. of the Agreement, the Agreement may be amended in a written instrument signed by the Company and the Required Purchasers; and

WHEREAS, the undersigned Purchasers, which constitute the Required Purchasers, and the Company, desire to amend the Agreement to amend the timing of which the Stock Approval Requirement is to be satisfied by the Company.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and each of the undersigned Purchasers agree as follows:

1.    The undersigned Purchasers waive any non-compliance by the Company prior to the date of this Amendment with the requirement in Section 4.6(a) of the Agreement to call and hold a special meeting of the Company’s stockholders to vote on the Stockholder Proposal prior to the Meeting End Date.

2.     Section 4.6(a) of the Agreement is amended in its entirety as follows (text is marked to show changes):

(a)

Proxy Statement. ~~If the Closing occurs, the Company shall call and hold a special meeting of its stockholders, as promptly as reasonably practicable after the Closing, but no later than six months following the Closing Date (the “Meeting End Date”)~~ At the earlier of: (i) the Company’s 2022 Annual Meeting of Stockholders (to be held no later than June 30, 2022); or (ii) the first meeting of the Company’s stockholders called and held by the Company after the Common Stock is listed on the New York Stock Exchange or the Nasdaq Stock Market, the Company shall ask its stockholders to vote on proposals (collectively, the

“Stockholder Proposal”) to approve the issuance of shares of Common Stock in connection with the conversion of the Debentures into shares of Common Stock pursuant to Section 4 of the Debentures and the right of each Purchaser to purchase shares of Common Stock pursuant to Section 4.3 hereof (“Stockholder Approval,” and the date on which such approval is obtained, the “Stockholder Approval Date”). The board of directors shall recommend to the Company’s stockholders that such stockholders approve the Stockholder Proposal, and shall not modify or withdraw such resolution. In connection with such meeting, the Company shall promptly prepare (and the Purchasers will reasonably cooperate with the Company to prepare) and file ~~(but in no event more than 90 days following the Closing)~~ with the SEC a preliminary proxy statement, shall use its reasonable best efforts to solicit proxies for such stockholder approval and shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause a definitive proxy statement related to such stockholders’ meeting to be mailed to the Company’s stockholders as promptly as practicable after clearance by the SEC. If at any time prior to such stockholders’ meeting there shall occur any event that is required to be set forth in an amendment or supplement to the proxy statement, the Company shall as promptly as practicable prepare and mail to its stockholders such an amendment or supplement. The Company agrees that each proxy statement referred to in this Section 4.6 shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and that none of the information included or incorporated by reference in any such proxy statement will, at the date it is filed with the SEC or mailed to the stockholders of the Company or at the time of the stockholders’ meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except for statements made in such proxy statement based exclusively on information supplied in writing by or on behalf of the Purchasers specifically and explicitly for inclusion or incorporation by reference therein. Each of the Purchasers and the Company agrees promptly to correct any information provided by it or on its behalf for use in the proxy statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall as promptly as practicable prepare and mail to its stockholders an amendment or supplement to correct such information to the extent required by applicable laws and regulations. The Company shall consult with the Purchasers prior to mailing any proxy statement, or any amendment or supplement thereto, and provide the Purchasers with a reasonable opportunity to comment thereon. The Company shall promptly notify the Purchasers upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to any proxy statement and shall provide the Purchasers with copies of all correspondence between it and its representatives, on the one hand, and the SEC, on the other hand. The directors’ recommendation described in this Section 4.6 shall be included in the proxy statement filed in connection with obtaining such stockholder approval. In the event that the approval of the Stockholder Proposal is not obtained at such ~~special~~ stockholders’ meeting, the Company shall include a proposal to approve (and, the board of directors shall recommend approval of) such Stockholder Proposal at a meeting of its stockholders (which may be an annual meeting) no less than once in each six-month period beginning on the ~~Meeting End Date~~ date of such stockholders’ meeting until such approval is obtained or made, and the other applicable provisions of this Section 4.6 shall apply with respect to seeking such Stockholder Proposal.

3.    All other terms of the Agreement remain unchanged.

4.    The Company hereby represents and warrants to the Purchasers:

(a) Immediately prior to giving effect to this Amendment, no Event of Default has occurred and is continuing. After giving effect to this Amendment, no Event of Default and no event which, with the passage of time or the giving of notice, or both, would become an Event of Default, has occurred and is continuing.

(b) The execution and delivery of this Amendment, and the performance by the Company of the terms and provisions of this Amendment and the Agreement, as amended by this Amendment, have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the corporate charter, articles of incorporation or by-laws of the Company or any indenture, agreement or other instrument to which it is a party, or by which it is bound, or be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument.

(c) This Amendment has been duly executed, delivered and enforced by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other similar laws of general application affecting the rights of creditors generally.

5.    Except as expressly herein amended, the terms and conditions of the Agreement and the other Transaction Documents shall remain in full force and effect. The Company acknowledges and agrees that, except as expressly set forth herein, the Purchasers shall not waive or shall be deemed to have waived any of their respective rights or remedies under the Agreement or any of the other Transaction Documents which documents shall remain in full force and effect in accordance with their terms.

6.    All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof.

7.    This Amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

8.    If any provision of this Amendment is invalid, illegal or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized signatories as of the date first indicated above.

Company:

KLDISCOVERY INC.

By:_/s/ Andrew Southam

Name:     Andrew Southam

Title:       General Counsel

Purchasers:

1397225 ONTARIO LIMITED

By:_ /s/ Christopher Witkowski

Name:     Christopher Witkowski

Title:       Authorized Signatory

MGG SPECIALTY FINANCE FUND II LP

MGG SF EVERGREEN FUND LP

MGG SF DRAWDOWN UNLEVERED FUND II LP

MGG SF EVERGREEN UNLEVERED FUND LP

MGG INSURANCE FUND SERIES OF INTERESTS IN SALI MULTI-SERIES FUND, LP

MGG SF EVERGREEN MASTER FUND (CAYMAN) LP

MGG SF EVERGREEN UNLEVERED MASTER FUND II (CAYMAN) LP

MGG SF DRAWDOWN MASTER FUND

(CAYMAN) LP

MGG SF DRAWDOWN UNLEVERED MASTER FUND II (CAYMAN) LP

MGG CANADA FUND LP

MGG SF DRAWDOWN UNLEVERED FUND II (LUXEMBOURG) SCSp

By:    MGG Investment Group LP, on behalf of each of the above, as Authorized Signatory

By: /s/ Kevin Griffin

Name:     Kevin Griffin

Title:       Chief Executive Officer and Chief Investment Officer

MANULIFE INVESTMENT MANAGEMENT LIMITED, as investment advisor on behalf of:

TCDIVMTE: MANULIFE DIVIDEND INCOME FUND

TUMHIMTE: MANULIFE U.S. MONTHLY HIGH INCOME FUND

TUDIVMTE: MANULIFE U.S. DIVIDEND INCOME FUND

TCDIVPIE: MANULIFE DIVIDEND INCOME CLASS

TCDIVRSB: MANULIFE DIVIDEND INCOME SEG FUND

By: /s/ Jonathan Popper

Name:     Jonathan Popper

Title:       Authorized Signatory